SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                       FORM 8-K

                                    CURRENT REPORT



                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported):  May 26, 1995



                             AMERICAN ANNUITY GROUP, INC.

                            Commission File No.:  1-11632

               Incorporated in the                     IRS Employer
               State of Delaware                       Identification No.
                                                          06-1356481

                                250 East Fifth Street
                               Cincinnati, Ohio  45202


                            Registrant's Telephone Number
                          Including Area Code: 513/333-5300

          Item 5.   Other Events.

                    On May 26, 1995, the Registrant announced that it had entered into an agreement to acquire all of the outstanding common stock of Laurentian Capital Corporation for approximately $106 million and, in connection with the acquisition, to repay $45 million of outstanding indebtedness. The acquisition of the common stock will be financed with funds available for investment. The Registrant intends to obtain the remainder of the funds necessary for the acquisition from various other sources.


          Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

               (c)  Exhibits

               (i)  Press Release dated May 26, 1995

                                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        AMERICAN ANNUITY GROUP, INC.



                                        BY: /s/ William J. Maney
                                           William J. Maney
                                           Senior Vice President, Treasurer
                                             and Chief Financial Officer

          June 5, 1995

          FOR IMMEDIATE RELEASE


                           AMERICAN ANNUITY GROUP AGREES TO
                        ACQUIRE LAURENTIAN CAPITAL CORPORATION



          CINCINNATI,  OH, May  26,  1995 -  American  Annuity Group,  Inc.

          (NYSE:AAG)  headquartered  in Cincinnati  and  Laurentian Capital

          Corporation  (AMEX:LQ)  headquartered  in  Philadelphia,  jointly announced today that they have executed a definitive agreement by which American Annuity Group will acquire all of the common stock of  Laurentian  Capital  Corporation for  an  aggregate  price of

          approximately   $105.6   million   in   cash,  and   will   repay

          approximately $45 million of Laurentian Capital's long-term debt.

          The   companies  said   that   Desjardins  Laurentian   Financial

          Corporation  (DLFC),  which  beneficially owns  over  80%  of the outstanding stock of  Laurentian Capital, has  granted to AAG  an option to purchase the Laurentian  Capital stock owned by DLFC at a  price  of  $13.875  per  share,  and  that  under  the  merger agreement,  AAG  would  pay  $13.875  per  share  for  the shares beneficially owned by  DLFC and $14.125 for  all other Laurentian

          Capital  shares.   The  outstanding Series  A Preferred  Stock of

          Laurentian  Capital is  to be  redeemed prior  to closing  of the transaction.



          The acquisition is to  be accomplished by means of a  merger of a newly formed American Annuity Group  subsidiary  with  Laurentian

          Capital.   Completion of the   acquisition is subject to  certain

          conditions, including approval by the stockholders of Laurentian

          Capital and receipt of all necessary regulatory approvals.  It is anticipated that the transaction will be completed in  the fourth quarter 1995.



          Laurentian Capital had  announced in November 1994  its retention of Oppenheimer &  Co., Inc.  to evaluate  various strategies  for

          maximizing   shareholder  value,   including  possible   business

          combinations or other transactions.   Today's agreement  reflects

          the culmination of that process.



          The acquisition  will be an  important strategic benefit  to both

          companies.   American Annuity will provide financial strength and

          other important  resources to  Laurentian Capital  and will  gain immediate access to additional markets and distribution channels.

          Laurentian Capital's position  will be enhanced by  becoming part of a financially larger group which will provide the resources to fully realize its growth opportunities.



          At March  31, 1995, American  Annuity Group and  its subsidiaries had  approximately $5.3  billion  in assets  and $4.7  billion of

          reserves   for  annuities.     American  Annuity   Group  markets

          individual  and group  annuities nationwide  to  the savings  and retirement markets  through its wholly-owned  subsidiaries, Great

          American Life Insurance Company, Lifestyle Financial Investments,

          Inc.  and Retirement Resources  Group, Inc.   Great American Life

          Insurance Company is
          licensed in  49 states, the  District of Columbia and  the Virgin

          Islands.



          Laurentian  Capital Corporation with  assets of $1.0  billion and total life  insurance in  force in excess  of $2.6  billion sells life  and health insurance to the pre-need, financial institution

          and   payroll   deduction   markets  through   its   wholly-owned

          subsidiaries, Loyal American Life  Insurance Company and  Prairie

          States Life Insurance Company.




          For: American Annuity Group, Inc.       Contact:  S. Craig Lindner
               250 E. Fifth Street                President, AAG
               Cincinnati, OH  45202              513-579-2529


          For: Laurentian Capital Corporation     Contact:  Robert T. Rakich
               640 Lee Road, Suite 303            President, LCC
               Wayne, PA  19087                   610-889-7400